Exhibit 99.1

PROCYSBI® Receives Positive Opinion for Orphan Drug Exclusivity From the EU Committee for Orphan Medicinal Products

NOVATO, Calif., July 22, 2013 (GLOBE NEWSWIRE) -- Raptor Pharmaceutical Corp. (RPTP) today announced that it has received a positive opinion from the European Union (EU) Committee for Orphan Medicinal Products (COMP) recommending orphan drug exclusivity for PROCYSBI® (mercaptamine) gastro-resistant hard capsules for the treatment of proven nephropathic cystinosis. Final adoption of the opinions on drug approval and orphan exclusivity are expected from the European Commission in the coming months.

"The positive opinion from COMP is another welcome milestone for Raptor and PROCYSBI as we seek to bring this important new product to European patients who suffer from cystinosis," said Christopher M. Starr, Ph.D., Raptor's chief executive officer. "Orphan designation will provide the company with 10 years of marketing exclusivity in the European Union alongside our IP estate."

The EMA's Orphan Drug Exclusivity is designed to provide regulatory and financial incentives for companies to develop and market therapies that treat life-threatening or debilitating conditions with a prevalence in the European Union (EU) of not more than five in 10,000. Orphan medicinal products receive 10 years of market exclusivity in the EU after receiving marketing authorization.

U.S. Product Information about PROCYSBI (cysteamine bitartrate)

PROCYSBI is a cystine-depleting agent that is approved in the U.S. for the management of nephropathic cystinosis in adults and children ages 6 years and older. It is contraindicated in patients with a hypersensitivity to penicillamine. The most commonly reported side effects are vomiting, abdominal pain/discomfort, headaches, nausea, diarrhea, anorexia/decreased appetite, breath odor, fatigue, dizziness, skin odor, and rash.

If European Commission approval is obtained, the indications, contraindications, warnings and precautions ultimately adopted by the European Commission may be different from those in the U.S.

Important U.S. Safety Information about PROCYSBI

•	Patients should be monitored for development of skin or bone lesions and dosage of PROCYSBI reduced as needed.
•	If a severe skin rash develops such as erythema multiforme bullosa or toxic epidermal necrolysis, PROCYSBI should be discontinued.
•	Cysteamine has been associated with gastrointestinal ulceration and bleeding.
•
Central Nervous System (CNS) symptoms such as seizures, lethargy, somnolence, depression, and encephalopathy have been associated with immediate-release cysteamine. Patients should exercise caution in driving a car or engaging in other hazardous activities after taking PROCYSBI.

•	Cysteamine has been associated with reversible leukopenia and abnormal liver function studies. Therefore, blood counts and liver function tests should be monitored.
•
Benign intracranial hypertension (or pseudotumor cerebri PTC) and/or papilledema has been associated with immediate-release cysteamine bitartrate treatment. Physicians should monitor for signs and symptoms of PTC.

•	Breastfeeding is not recommended for nursing mothers taking PROCYSBI.

For additional information on PROCYSBI, including full U.S. prescribing information, please visit www.raptorpharma.com.

About Nephropathic Cystinosis

Nephropathic cystinosis comprises 95% of cases of cystinosis, a rare, life-threatening metabolic lysosomal storage disorder that causes toxic accumulation of cystine in all cells, tissues, and organs in the body. Elevated cystine leads to progressive, irreversible tissue damage and multi-organ failure, including kidney failure, blindness, muscle wasting and premature death. Nephropathic cystinosis is usually diagnosed in infancy and requires lifelong therapy. Left untreated, the disease is usually fatal by the end of the first decade of life. There are an estimated 500 patients living in the U.S. with cystinosis, and 2,000 worldwide.

Cystine depletion is the primary treatment strategy for nephropathic cystinosis. However, poor adherence to therapy has been a major challenge resulting in poor sustained control of cystine levels, and patients consequently experience poor clinical outcomes, including kidney insufficiency leading to dialysis and kidney transplantation, muscle wasting and in some cases, premature death. Even brief interruptions in daily therapy can permit toxic accumulation of cystine, exposing tissues to renewed, progressive deterioration.

About Raptor Pharmaceutical

Raptor Pharmaceutical Corp. is a biopharmaceutical company focused on developing and commercializing life-altering therapeutics that treat rare, debilitating and often fatal diseases. The company's first product, PROCYSBI™ (cysteamine bitartrate) delayed-release capsules, has been approved by the FDA, and recommended for marketing authorization by the European Committee for Medicinal Products for Human Use (CHMP) for the management of nephropathic cystinosis, a rare metabolic lysosomal storage disease. Raptor's pipeline also includes RP103 in a Phase 2/3 trial for Huntington's disease and a Phase 2 trial in nonalcoholic fatty liver disease in children. PROCYSBI has received orphan drug exclusivity for nephropathic cystinosis in the U.S. RP103 has received U.S. orphan drug designation for Huntington's disease. For additional information, please visit www.raptorpharma.com.

Forward Looking Statements

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operations or future financial performance, including, but not limited to statements regarding anticipated EU approval of PROCYSBI and the timing of that anticipated approval. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause the Company's actual results to be materially different from these forward-looking statements. Factors which may significantly change or prevent the Company's forward looking statements from fruition are described in greater detail in the Company's filings from time to time with the Securities and Exchange Commission (the "SEC"), which Raptor strongly urges you to read and consider, including: Raptor's transition report for the four months ended December 31, 2012 on Form 10-KT filed with the SEC on March 14, 2013, as amended by the Form 10-KT/A filed with the SEC on June 19, 2013,and Raptor's Quarterly Report on Form 10-Q filed with the SEC on May 8, 2013, as amended by the Form 10-Q/A filed with the SEC on June 19, 2013, which are available free of charge on the SEC's website at www.sec.gov. Subsequent written and oral forward-looking statements attributable to Raptor or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in Raptor's reports filed with the SEC. Raptor expressly disclaims any intent or obligation to update any forward-looking statements.

Contact:
Georgia Erbez
Chief Financial Officer
Raptor Pharmaceutical Corp.
(415) 408-6231
gerbez@raptorpharma.com
INVESTOR CONTACTS:
Westwicke Partners, LLC
Stefan Loren, Ph.D.
Managing Director
(443) 213-0507
sloren@westwicke.com
Robert H. Uhl
Managing Director
(858) 356-5932
robert.uhl@westwicke.com
MEDIA CONTACT:
Carolyn Hawley
Canale Communications
(619) 849-5375
carolyn@canalecomm.com